Exhibit 21.1

Name	Jurisdiction
Arbinet Communications, Inc.	Delaware
Bell Fax, Inc.	New Jersey
ANIP, Inc.	Nevada
Arbinet-thexchange LTD	United Kingdom
Arbinet Services, Inc.	Delaware
Arbinet Israel Ltd.	Israel
Arbinet-thexchange HK Limited	Hong Kong